Exhibit 99.1

Zion Oil & Gas Newsletter
Tuesday, December 17, 2013

Dear Shareholder and/or Friend of Zion:

This is an update of noteworthy events that have occurred since our last newsletter. In between updates, please consult our website, press releases, and our SEC filings to keep up with company developments.

Israel grants Zion 98,842 acre Megiddo-Jezreel Petroleum Exploration License

Israel's Petroleum Commissioner awarded Zion the Megiddo-Jezreel Petroleum Exploration License No. 401 in early December 2013. The new license award follows our submission in April of 2013 of a detailed and extensive application proposal seeking the Megiddo-Jezreel License.

LICENSE DETAILS

The Megiddo-Jezreel License covers an area of approximately 400,000 dunam (400 square kilometers or 98,842 acres), of onshore land south and west of Zion’s existing Jordan Valley License. The new License has a three-year primary term, commencing December 3, 2013 and going through December 2, 2016. The License may be further extended for additional one-year periods up to a maximum of seven years as provided by the Israeli Petroleum Law.

Offshore Gas
Discoveries
since 2009
HAIFA
ISRAEL
Sea
of
Galilee
Elijah #3
JORDAN
VALLEY
LICENSE
MEGIDDO - JEZREEL
LICENSE
ASHER -
MENASHE
LICENSE
CAESAREA
JORDAN
TEL AVIV

LICENSE	ACREAGE	STATUS
Megiddo-Jezreel	98,842	ACTIVE
Jordan Valley	55,845	ACTIVE
Asher-Menashe	78,834	ACTIVE
	TOTAL 233,521

Zion’s Active License Areas in the State of Israel as of December 2013.

PROSPECT

Under the terms of the Megiddo-Jezreel License, the Company is to identify and submit a prospect for drilling in the license area by July 1, 2015; enter into a contract for the drilling of such prospect by October 1, 2015; and begin drilling or “spud” a well to a minimum proposed total depth of approximately 4,000 meters (~ 13,125 feet) by December 1, 2015.  These and other geological and geophysical milestones should be achievable before the stated deadlines.

QUOTES FROM CEO AND PRESIDENT

John Brown, Zion’s CEO, said, “This is a key milestone in Zion’s future exploration success. We are committed to stay the course and fulfill Zion’s vision to render assistance to the Jewish people and Nation of Israel and to aid them in the Restoration of the Land by providing the oil and gas necessary to help the People of Israel maintain their political and economic independence.” (Amos 9:14-15)

Victor G. Carrillo, Zion’s President and Chief Operating Officer, said, “Being awarded the 98,842 acre Megiddo-Jezreel Valley License is a critically important step for Zion’s future exploration efforts. We have many prerequisite steps before we can drill our next deep exploratory well but we plan to get to that point as expeditiously as possible. This new area appears to have all of the geologic ingredients of an active petroleum system with good potential.”

ISRAEL EXPLORATION STAFF

We have an excellent exploration staff in Israel with some recent additions.

•
Liat Roter Shindler is our Deputy Exploration Manager as well as an exploration geophysicist.  Liat is a master’s degree geophysicist who, since joining Zion full-time in October 2011, has exhibited great dedication and organizational and leadership skills.

•
Orna B. Leviatan is a master’s degree geologist who has been working for Israel’s Geologic Survey in Jerusalem.  Orna is an experienced geologist who will be working with our team to generate and confirm our future drilling prospects.

•
Mr. Moshe Politi is a well-respected and qualified senior geologist and geophysicist.  He is working with us as a geoscience consultant to help ensure that our geology, geophysics and field operations are moving ahead appropriately.

•
Rachel Srugo is a part-time assistant at the office who helps with a variety of organizational, geologic, and environmental tasks.  She has digitized our well logs for use in our workstation.  Rachel is a master’s degree candidate with a bachelor’s degree in marine sciences and marine environment.

Working as a team with Dr. Lee Russell, our senior geoscience consultant in Dallas, the exploration staff is diligently working to prepare our next prospect for drilling.

Rachel Srugo Leibman, Liat Roter Shindler, and Orna Buch Leviatan

FIELD OPERATIONS

Lapidoth, our Israeli drilling contractor, due to ongoing difficulties drilling another well for a pre-existing client, delayed our Elijah #3 well re-entry operations this fall.  Zion now plans to re-enter our Elijah #3 well during January 2014 to conduct in-well testing operations.

You may still participate in our current stock Unit Offering as Zion has extended the expiration date to February 28, 2014.  In connection with our Direct Stock Purchase Plan (“DSPP”), we now accept electronic payments through Telecheck Internet Check Acceptance Service. To our knowledge, Zion is the first company to offer electronic enrollment and electronic payment for stock purchases directly online and to date, approximately $2.3 million has been raised since the DSPP’s commencement.

Zion Oil & Gas, Inc. common stock trades on the NASDAQ Global Market under the symbol ZN.

The Company currently holds three petroleum exploration licenses: the Asher-Menashe License (on approximately 79,000 acres), the Jordan Valley License (on approximately 56,000 acres), and the newly granted Megiddo-Jezreel License (on approximately 99,000 acres).

Zion’s total license area currently amounts to approximately 234,000 acres.

"And I will bless them that bless thee..."

Genesis 12:2-3

Victor G. Carrillo
President and COO
Zion Oil & Gas

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, plans to achieve certain milestones, and plans for future drilling, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

Website: www.zionoil.com

Brittany Russell (dallas@zionoil.com)
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
Tel: 1-214-221-4610 or 1-888-891-9466